Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statement ((Form S-3 Nos. 333-253061, 333-252230, 333-237251 and 333-239371; and Form S-8 Nos. 333-236108, 333-253059 and 333-205043) of our report dated March 31, 2021, relating to the consolidated financial statements of Ideanomics, Inc. as of and for the years ended December 31, 2020 and 2019, to all references to our firm included in the December 31, 2020 annual report on Form 10-K of Ideanomics, Inc. filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 31, 2021.

/s/ B F Borgers CPA PC

Lakewood, Colorado

March 31, 2021